SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): August 18, 1996



                           CENTRAL MAINE POWER COMPANY
             (Exact name of registrant as specified in its charter)




          Maine                   1-5139                  01-0042740
(State of Incorporation)       (Commission            (IRS Employer
                               File Number)           Identification Number)




                      83 Edison Drive, Augusta, Maine 04336
               (Address of principal executive offices) (zip code)



       Registrant's telephone number, including area code: (207) 623-3521

Item 1 through Item 4.  Not applicable.

Item 5.  Other Events.


     Maine Yankee outage. As previously reported, on July 20, 1996, Maine Yankee Atomic Power Company ("Maine Yankee"), of which the Company is a 38-percent owner, took its nuclear generating plant at Wiscasset, Maine (the "Plant") off-line to upgrade the Plant's primary component cooling system, and in mid-August was in the process of returning the Plant to service. On August 18, before completing the re-start process, Maine Yankee elected to conduct a further review of its electrical circuitry testing procedures pursuant to March 1966 Nuclear Regulatory Commission ("NRC") generic letter to nuclear plant licensees that was intended to ensure that every feature of such safety-related circuitry systems would be routinely tested.

     As part of the expanded review process, Maine Yankee conducted special testing on the auto-start features of the Plant's high-pressure safety injection pumps and found a deficiency in the electrical system, although the involved pump was still operable. Having found such a deficiency, Maine Yankee determined that before returning the Plant to service it would conduct an intensified review of other safety-related circuits to immediately resolve any questions as to the adequacy of related testing procedures.

     Maine Yankee has informed the Company that although it does not anticipate an extended outage, it cannot predict how long the review will take or how long the Plant will be off-line. Since July 20 the Company has been incurring incremental replacement-power costs at a rate of $1 million per week and expects such costs to continue at approximately the same rate until the Plant returns to service.


Item 6 through 8.  Not applicable.

                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           CENTRAL MAINE POWER COMPANY



                                           By: ______________________________
                                           D. E. Marsh
                                           Vice President, Corporate Services,
                                           Treasurer, and Chief Financial
                                           Officer

Dated:  August 21, 1996